Chisen Electric Corporation Plans To Launch Lithium Ion Battery
Production in New Manufacturing Facility
Replacing Its Oldest Plant;

Local Government Will Pay Costs of Building New Plant And
Relocating Existing Production

ZHEJIANG, CHINA—(August 24, 2010) - Chisen Electric Corporation (OTCBB: CIEC) (the "Company"), a leading lead-acid motive battery producer for the electric bicycle market in the People's Republic of China, announced today it has signed a series of agreements with local government officials, which provide relocation funding from the government for moving all current production within a year at its oldest plant (Plant A) at Jingyi Road in Changxing County to its nearby (1.5 km) Plant B where the Company also has been manufacturing lead-acid batteries since 2008.  Additional funds from the local government for compensation of the relocation of Plant A also are being provided for the construction of a new plant, Plant C, roughly 3 km away that will be approximately 50% larger than Plant A.  The Company reported that the combined operations in Plant B will have the capacity to meet current as well as anticipated future growth needs stemming from strong market demand for its lead-acid motive batteries.  Most significantly, Plant C, which is expected to be completed within two years, will house a new business thrust for the Company - - the production and sale of lithium ion batteries, primarily for powering motors in a variety of vehicles.  It is anticipated that the cost of Plant C will be paid for by proceeds of the government compensation it is receiving for the removal of its investment from the Plant A as well as direct government stipends for funds advanced by the Company.

Paving The Way For New Growth Opportunity

Mr. Xu Kecheng, Chairman and CEO, stated, “We are extremely grateful to the local and regional authorities for helping us consolidate in one convenient location our lead-acid motive battery business, which has seen very rapid growth in recent years as a major supplier to China’s bicycle manufacturers and consumers.  Perhaps even more importantly, the way also is now paved for our Company to apply its expertise to the launch of lithium ion battery production, which we see as an area with new growth potential.”

Compensation Highlights

Briefly describing the August 20, 2010 compensation arrangement with local authorities, the Company said the Administrative Committee of Changxing Economic Development Zone Zhejiang (the “Committee”) will compensate Chisen a total of RMB 117,202,100, or US$ 14,120,735 for obtaining the land-use rights to and agreeing to relocate its manufacturing to a new location.  This total also includes payment for an anticipated two-month suspension of operations at the old facility, prior to the move to the Company’s newer plant, where the Company believes it has sufficient capacity to expand production to meet the continuing increase in demand for its current product line.

The Company said a full description of the transaction is available in the 8-K filed today with the U.S. Securities and Exchange Commission.

Lithium Ion Growth Opportunity

The Company said the new factory will be specifically designed for the production of lithium ion batteries, which are becoming increasingly popular in motor vehicles, consumer electronics, and various industrial applications.

Mr. Xu commented, “We believe that our expertise in battery development and production will enable us to rapidly develop and produce superior lithium ion batteries for a variety of products, including automobile motors.  China has announced that over the next decade it aims to become the world leader in battery-powered electric vehicles and, for the most part, we believe that lithium-ion batteries, with their high energy density and energy to weight ratios will be the principal power source for the autos, trucks and other electric vehicles being built.  We intend to be a major participant in the growth we foresee in this area and envision the development of an important new revenue stream for the Company.”

Other

The Company said the agreement with the Committee included other benefits in return for strict adherence to various features, including construction consistent with land use provisions, the establishment of energy saving and pollution reducing features, and completion of the construction within two years from the signing of the agreement.  Such benefits would include assistance in obtaining necessary certifications and approvals as well as reduced taxes.  A principal anticipated contribution of the new plant to the local economy will be the additional jobs created and the growth in jobs anticipated as the new business develops.

“We are proud to be a contributor to the growth and health of the community in which we operate,” said Mr. Xu Kecheng, “and will continually keep in mind the balance that must exist in serving the needs of our customers and the needs of our community.”

Description of Chisen Electric Corporation

Chisen Electric Corporation, incorporated in Nevada, USA, and headquartered in Zhejiang Province, the People's Republic of China, is a leading lead-acid motive battery producer for China's personal transportation device market. The Company's battery products are sold under its own brand names and are predominantly used in electric bicycles. Among all types of batteries for electric bicycles, the lead-acid motive battery is the preferred choice for electric bicycle manufacturers in China because of its cost efficiency. In the fiscal year ended March 31, 2010, the Company manufactured more than 14.48 million batteries and achieved a market share of approximately 11.84% for its Lead Acid Motive Batteries for electric bicycles in China.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, statements concerning the Company's operations, financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results my differ materially depending on a variety important factors, including, but not limited to, the impact of competitive conditions and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, financing and other factors as discussed in the Company's reports filed with the Securities and Exchange Commission from time to time, In addition, the Company disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date hereof. No securities regulatory authority has either approved or disapproved the contents of this new release. The Company filings with the US Securities and Exchange Commission, including the annual report for the fiscal year ended March 31, 2009 on Form 10-K, can be viewed on EDGAR Online or at www.sec.gov.

Contacts:

Mr. Liu Chuanjie
Chief Financial Officer
liuchuanjie@chisenpower.com

Ken Donenfeld
DGI Investor Relations
kdonenfeld@dgiir.com, donfgroup@aol.com
Ph: (212) 425-5700
Fax: (646) 381-9727